Exhibit 5

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com
September 30, 2011
McNicoll, Lewis & Vlak LLC
1251 Avenue of the Americas, 41st Floor
New York, NY 10020

Re:	At-the-Market Offering of Series A Preferred Stock and Series D Preferred Stock
Ladies and Gentlemen:
This firm has acted as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale from time to time of up to 700,000 shares of the Company’s 8.55% Series A Cumulative Preferred Stock (Liquidation Preference $25 per share) (the “Series A Preferred Stock”) and up to 700,000 shares of the Company’s 8.45% of Series D Cumulative Preferred Stock (Liquidation Preference $25 per share) (the “Series D Preferred Stock” and, collectively, “the Shares”, pursuant to the terms of the At-the-Market Issuance Sales Agreement dated September 30, 2011 by and between the Company and you (the “Agreement”). This opinion letter is furnished to you pursuant to the requirements set forth in Section 6(o) of the Agreement in connection with the execution and delivery of the Agreement on the date hereof. Capitalized terms used herein which are defined in the Agreement shall have the meanings set forth in the Agreement, unless otherwise defined herein, including in Schedule I attached hereto.
For purposes of the opinions, which are set forth in paragraphs (a) through (l) below (the “Opinions”), and other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the opinions hereinafter expressed.
In our examination of the Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter. In our role as Maryland counsel to the Company, we have assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter of the Company. As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinions are given, and other statements are made, in the context of the foregoing.
Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Chicago Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

McNicoll, Lewis & Vlak LLC	- 2 -	September 30, 2011
The Opinions are based as to matters of law solely on applicable provisions of the Maryland General Corporation Law (the “MGCL”), as currently in effect.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (a) The Company has been duly incorporated and is validly existing as a corporation and in good standing under the MGCL as of the date of the certificate specified in paragraph 7 of Schedule 1.
     (b) The Company has the corporate power to own its properties and to conduct its businesses as described in the Registration Statement and the Prospectus.
     (c) The authorized capital stock of the Company consists of 200,000,000 shares of common stock par value $0.01 per share and 50,000,000 shares of preferred stock par value $0.01 per share.
     (d) Except for the provisions of Sections 7 and 8 of the Articles Supplementary establishing the Corporation’s Series B-1 Cumulative Convertible Redeemable Preferred Stock, no provision of the Company’s charter requires the Company to repurchase or otherwise acquire any shares of the Company’s capital stock.
     (e) The Company has the corporate power to execute, deliver and perform its obligations on the date hereof under the Agreement. The Company has taken all necessary corporate action to authorize the execution and delivery of the Agreement and the performance on the date hereof of its obligations thereunder.
     (f) Based on the certified copy of the Charter of the Company referred to in paragraph 5 of Schedule 1 hereto, the certified copy of the Articles Supplementary referred to in paragraph 6 of Schedule 1 hereto, and the officer’s certificate referred to in paragraph 11 of Schedule 1 hereto, the Board of Directors has duly classified 700,000 shares of undesignated preferred stock as authorized but unissued shares of Series A Preferred Stock and has duly classified 700,000 shares of undesignated preferred stock as authorized but unissued shares of Series D Preferred Stock, and Articles Supplementary creating such shares have been accepted for record by the Maryland State Department of Assessments and Taxation and have become effective under the MGCL
     (g) The Agreement has been duly authorized, executed and delivered on behalf of the Company.
     (h) The Shares have been duly authorized, and, when issued in accordance with the provisions of the Agreement, will be validly issued, fully paid and non-assessable.
     (i) No holder of outstanding shares of common stock or preferred stock of the Company has any statutory preemptive right under the MGCL or any similar right under the charter or bylaws of the Company to subscribe for any of the Shares.
     (j) The execution, delivery and performance on the date hereof by the Company of the Agreement do not (1) violate the MGCL or the charter or bylaws of the Company, or (2) violate any

McNicoll, Lewis & Vlak LLC	- 3 -	September 30, 2011
Maryland court or administrative order, judgment or decree listed on Schedule 2 hereto that names the Company and is specifically directed to it or any of its property.
     (k) No approval or consent of, or registration or filing with, any Maryland regulatory agency is required to be obtained or made by the Company under the MGCL in connection with the execution, delivery and performance on the date hereof by the Company of the Agreement other than the filing of the Articles Supplementary previously made.
     (l) The Shares conform as to legal matters in all material respects to the description thereof set forth in the General Disclosure Package and the Prospectus under the captions “Description of the Series A Preferred Stock”, “Description of the Series D Preferred Stock”; and the statements under the captions “Risk Factors—Risk Factors Related to Our Corporate Structure—Our charter does not permit ownership in excess of 9.8% of our capital stock, and attempts to acquire our capital stock in excess of the 9.8% limit without approval from our Board of Directors are void” and “Risk Factors—Risk Factors Related to Our Corporate Structure—Because provisions contained in Maryland law and our charter may have an anti-takeover effect, investors may be prevented from receiving a ‘control premium’ for their shares” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and “Description of our Capital Stock” (to the extent describing Maryland law or the charter or bylaws of the Company), “Description of our Common Stock,” “Description of our Preferred Stock” and “Material Provisions of Maryland Law and of Our Charter and Bylaws” in the Prospectus and under Item 15 of the Registration Statement, to the extent that such information constitutes matters or summaries of portions of the MGCL or summaries of the Company’s charter or bylaws or constitutes legal conclusions, have been reviewed by us, and are correct in all material respects.
Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended.
We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the Opinions). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations or laws or regulations of any political subdivision below the state level.
We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the Closing under the Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. The foregoing notwithstanding, to the extent our Opinions relate to matters of Maryland law, Andrews Kurth LLP and DLA Piper LLP (US) may rely on our Opinions in rendering their opinions to you on the date hereof, provided that the full text of Andrews Kurth LLP’s or DLA Piper LLP (US)’s opinion letter states that our Opinions speak only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our Opinions.

McNicoll, Lewis & Vlak LLC	- 4 -	September 30, 2011
Very truly yours,
/S/ HOGAN LOVELLS US LLP
Hogan Lovells US LLP

Schedule 1
1. Executed copy of the Agreement.
2. The Registration Statement on Form S-3 (No. 333-162750) (the “Registration Statement”) filed with the Commission on January 21, 2010.
3. The final prospectus supplement, dated September 30, 2011 (the “Prospectus Supplement”), to the final prospectus, dated January 25, 2010 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), as filed pursuant to Rule 424(b)(5) under the Securities Act.
4. The Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011, the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission from January 1, 2010 through September 28, 2011 (all as available on www.sec.gov) (such documents, together with the Prospectus, the “General Disclosure Package”).
5. The Charter of the Company, as certified by the Maryland State Department of Assessments and Taxation (the “MSDAT”) on June 21, 2011, and as certified by the Secretary of the Company on the date hereof as being, together with the Articles Supplementary referenced in paragraph 5 below, complete, accurate and in effect.
6. A certified copy of the Articles Supplementary creating 700,000 additional shares of Series D Preferred Stock as filed with and accepted for record by the MSDAT on September 30, 2011.
7. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
8. A certificate of good standing of the Company issued by the MSDAT dated September 28, 2011.
9. An executed copy of the At-the-Market Issuance Sales Agreement dated as of September 30, 2011 between the Company and McNicoll, Lewis & Vlak LLC (the “Agreement”).
10. Certain resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting duly held or by unanimous written consent on September 21, 2004, June 2, 2007, August 21, 2010, September 27, 2011, as certified by the Secretary of the Company on the date hereof as being accurate and in effect, relating, among other things, to the authorization of the Agreement and the Shares.
11. A certificate, dated the date hereof, of certain officers of the Company as to the representations and warranties of the Company set forth in the Agreement and other matters relating to the designation and authorization of the Shares.
12. A certificate of the Secretary of the Company, dated the date hereof, as to the incumbency and signatures of certain officers of the Company.

Schedule 2
None.